Exhibit 99.1

SeaSpine Holdings Corporation Announces Second Quarter 2015
Financial Results
Successful Spin-off Creates Pure-Play Spine Company with Strong Balance Sheet and Robust Product Pipeline

VISTA, CA. (August 13, 2015) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today reported its financial results for the second quarter ended June 30, 2015.
Recent Highlights

•	Revenue totaled $33.5 million in the second quarter of 2015, a 6% decrease vs. the second quarter of 2014

◦	Orthobiologics revenue totaled $17.0 million, a 1% increase vs. the second quarter of 2014

◦	Spinal Fusion Hardware revenue totaled $16.5 million, a 13% decrease vs. the second quarter of 2014

•	Completed tax-free spinoff from Integra LifeSciences Holdings Corporation (NASDAQ: IART) on July 1, 2015, capitalized with $47.0 million in cash

•	Launched the Ventura™ NanoMetalene® Interbody Device for use in transforaminal lumbar interbody fusion (TLIF) procedures, the latest such NanoMetalene coated interbody device in the SeaSpine portfolio

•	Strengthened leadership team through the addition of two executives with deep experience in spine and the medical technology industry:

◦	Tyler Lipschultz, Vice President, Orthobiologics and Business Development

◦	Laetitia Cousin, Vice President, Regulatory, Clinical and Quality Assurance

“Following our successful spin-off from Integra LifeSciences last month, we are excited to move forward with our plans to reinvigorate SeaSpine as an independent public company,” said Keith Valentine, President and Chief Executive Officer. “We are now well positioned financially to make targeted investments that leverage our existing platform of orthobiologics and spinal implants to drive future growth. We are bringing together a highly qualified team of professionals that is committed to new and next-generation product innovation and generation of clinical data, as well as expanding our distribution opportunity. I am excited by our robust pipeline of a dozen new products that we anticipate delivering over the next 24 months and the opportunity to significantly expand relationships with distributors worldwide.”
Second Quarter 2015 Financial Results
Financial results for the second quarter of 2015 are reported using the same carve out basis of accounting that was used for reporting SeaSpine’s financial results in the Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission.
Revenue for the second quarter decreased 6% to $33.5 million from $35.8 million during the same period of the prior year. Revenue from Orthobiologics was $17.0 million, reflecting growth of 1%, and revenue from Spinal Fusion Hardware was $16.5 million, reflecting a decline of 13%. This decline was primarily attributable to continued pricing pressure, decreased demand for the Company’s existing products, and delays in new product launches. Changes in foreign currency exchange rates reduced reported revenues by $0.3 million in the second quarter of 2015 compared to the prior year period.
Gross profit for the second quarter of 2015 was 56.6%, a slight decrease compared to the same period in 2014. Operating expenses for the second quarter of 2015 increased $9.5 million to $35.0 million, compared to $25.6 million for the same period of the prior year. SG&A expenses increased $9.4 million to $31.7 million for the second quarter of 2015 compared to $22.2 million for the same period of the prior year. This increase was primarily attributable to $9.8 million of spinoff related charges, slightly offset by lower depreciation on instruments sets and lower commission expense.
R&D expenses were relatively flat at $2.0 million for the second quarter of 2015.

Effective income tax rates were (9.6)% and (7.8)% for the second quarter of 2015 and 2014, respectively. The Company reported income tax expense for both periods, despite the reported losses before income taxes in those periods, because the Company’s legal entity structure did not permit the offset of taxable losses generated by certain U.S. subsidiaries against the taxable income generated by another of the Company’s U.S. subsidiaries. In the third quarter of 2015, the Company expects to make an election that will enable all of its subsidiaries to file a joint U.S. consolidated federal income tax return, such that taxable income and losses from all of its U.S. subsidiaries will be included in a single return.
Net loss for the three months ended June 30, 2015 was $17.7 million, compared with net loss of $5.4 million for the three months ended June 30, 2014. Pro forma loss per share, calculated based on the approximately 11.0 million shares of SeaSpine common stock that were distributed to Integra shareholders on July 1, 2015, was ($1.60) for the second quarter of 2015, compared to ($0.49) for the second quarter of 2014.
On July 1, 2015, Seaspine completed its tax-free spinoff from Integra and was capitalized with $47.0 million in cash and no debt.
2015 Financial Outlook
SeaSpine expects full year 2015 revenue to be in a range of $133 million to $139 million, representing flat to 4% decline versus 2014.
During the remainder of 2015, the Company expects to start incurring costs under the transition services agreements with Integra and expects to incur additional transaction and operational costs related to the spinoff and costs and expenses related to the commencement of operations as a separate, publicly traded company, some of which may be non-cash in nature. Such costs and expenses may be significant and can vary from period to period. The Company does not expect to incur significant amounts of spinoff and transition service costs in future years.

Webcast and Conference Call Information
The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (855) 542-4216 for domestic callers or (412) 455-6079 for international callers, using Conference ID: 85028802. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.
A replay of the call will be available beginning August 13, 2015 at 4:30pm PT/7:30pm ET through midnight on August 14, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 85028802. The webcast will also be available on the SeaSpine website for one month following the completion of the call.
About SeaSpine Holdings Corporation
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal fusion hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal fusion hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products through a network of independent sales agents in the United States and through stocking distributors in over 30 countries worldwide. Read more about SeaSpine at the company’s website, www.seaspine.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflects the Company's judgment as of the date of this release. Such forward-looking statements include 2015 revenue guidance, statements regarding SeaSpine’s expected future new product launches, and expectations for future operating costs and expenses. Actual results may differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to: actions by governmental and regulatory authorities; delays, costs and difficulties related to the spin-off and the operation as a separate, publicly traded company following the spin-off; general economic and political conditions globally and in the markets in which SeaSpine does business; and other factors identified under the heading “Risk Factors” of SeaSpine’s Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission. These forward-looking statements are made only as the date thereof, and, except as required by law, SeaSpine undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Lynn Pieper or Leigh Salvo
(415) 513-1281
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenue, net	$33,461	$35,766	$65,775	$69,941
Cost of goods sold	14,506	15,200	27,107	27,795
Gross profit	18,955	20,566	38,668	42,146
Operating expenses:
Selling, general and administrative	31,660	22,248	56,711	44,256
Research and development	2,027	1,956	3,609	4,148
Intangible amortization	1,357	1,378	2,754	2,777
Total operating expenses	35,044	25,582	63,074	51,181
Operating loss	(16,089)	(5,016)	(24,406)	(9,035)
Other expenses, net	(51)	(22)	(772)	(29)
Loss before income taxes	(16,140)	(5,038)	(25,178)	(9,064)
Provision for income taxes	1,545	391	2,405	1,924
Net loss	$(17,685)	$(5,429)	$(27,583)	$(10,988)

SEASPINE HOLDINGS CORPORATION
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash	$13,017	$652
Trade accounts receivable, net of allowances of $889 and $558	23,103	22,538
Inventories, net	53,411	49,862
Deferred tax assets	436	436
Prepaid expenses and other current assets	1,712	1,128
Total current assets	91,679	74,616
Property, plant and equipment, net	21,086	16,360
Intangible assets, net	42,837	46,891
Deferred tax assets	514	501
Other assets	148	1,274
Total assets	$156,264	$139,642
LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable, trade	7,075	36,637
Income taxes payable	698	608
Accrued compensation	5,964	6,300
Accrued expenses and other current liabilities	2,778	2,407
Total current liabilities	16,515	45,952
Deferred tax liabilities	23	23
Long term income taxes payable	28	120
Other liabilities	2,339	2,263
Total liabilities	18,905	48,358

Commitments and contingencies
Invested equity:
Integra net investment	136,055	90,391
Accumulated other comprehensive loss	1,304	893
Total invested equity	137,359	91,284
Total liabilities and invested equity	$156,264	$139,642